DOC HOLLIDAY CASINO II, LLC

A Colorado limited liability company

OPERATING AGREEMENT

Dated as of June 15, 2007

OPERATING AGREEMENT

This Operating Agreement is made, executed and sworn to as of the 15th day of June, 2007, by Global Casinos, Inc., a Utah corporation, as the managing member of the Company (the “Managing Member”).

WHEREAS, the Managing Member desires to adopt this Operating Agreement as the agreement pursuant to which the Company will be governed and operated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Member hereby agrees as follows:

ARTICLE I

DEFINED TERMS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I (such meanings to be equally applicable to both singular and plural forms of the terms defined).

“Additional Shares” shall have the meaning ascribed to such term in Section 3.05.

“Affiliate” means, when used with reference to a specified Person, (a) any Person directly or indirectly controlling, controlled by or under common control with such Person, (b) any Person owning or controlling 10% or more of the outstanding voting securities of such Person, (c) any officer or director of such Person or of any Person specified in (a) or (b) above, and (d) any company in which any officer or director of such Person is an officer, director or partner; provided, however, that for purposes of this definition the term “Affiliate” shall not be deemed to include any Person providing legal, accounting or other professional services from time to time to any of the following: (i) the Company, (ii) the Managing Member(s) or (iii) any Affiliate of any of them.

“Agreement” means this Operating Agreement, as originally executed and as amended from time to time thereafter.

“Articles of Organization” means the articles of organization of the Company filed with the Colorado Secretary of State forming the Company under the Law.

“Bankruptcy,” when used with respect to any Person, notwithstanding anything to the contrary contained in the Law, means that:

(a)

such Person shall have (i) voluntarily commenced any proceeding or filed any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consented to the institution of, or failed to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) applied for or consented to the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or such subsidiary or for a substantial part of its property, (iv) filed an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) become unable, admitted in writing its inability or failed generally, to pay its debts as they became due or (vi) taken corporate action for the purpose of effecting any of the foregoing; or

(b)

an involuntary proceeding shall have been commenced or an involuntary petition shall have been filed in a court of competent jurisdiction seeking (i) relief in respect of such Person, or of a substantial part of its property, under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for such Person or for a substantial part of its property or (iii) the winding-up or liquidation of such Person or such subsidiary; and such proceeding or petition shall have continued undismissed for 10 days or an order or decree approving or ordering any of the foregoing shall have continued unstayed and in effect for 10 days.

“Capital Account” means the account established and maintained for each Member pursuant to Section 3.02.

“Capital Contributions” means the amount contributed to the Company by all Members, or any one Member, or the predecessor holders of the Interests of such Members or Member, as the context requires.

“Cash Flow” means, for any applicable period, the Gross Revenues of the Company and any Capital Contributions from the Managing Member(s) after payment or allocation of (a) operating, repair and maintenance costs, (b) expenses incurred in connection with Section 11.06, and (c) capital expenditures, and (d) reserves for working capital in such amounts as the Managing Member(s) deem appropriate under the circumstances.

“Code” means the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any succeeding law.

“Company” means Doc Holliday Casino II, LLC, a Colorado limited liability company, as said limited liability company may from time to time be constituted.

“Consent” means the consent of a Person, given as provided in Section 13.01, to do the act or thing for which the consent is solicited, or the act of granting such consent, as the context may require.

“Disbursable Cash” means, for any applicable period, Cash Flow and any investment interest received by the Company thereon for such period.

"Economic Interest" shall mean a Member's or Economic Interest Owner's share of one or more of the Company's Net Profits, Net Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Colorado Act, but shall not include any right to participate in the management or affairs of the Company, including, the right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

“Exercise Notice” shall have the meaning ascribed to such term in Section 3.05.

“First Refusal Right” shall have the meaning ascribed to such term in Section 9.01(e).

“Gross Revenues” means, for any applicable period, the gross receipts of the Company from operations, including all items of income, whether ordinary or extraordinary, except Capital Contributions or borrowings by the Company.

“Incapacity” or “Incapacitated” means, as to any Person, death, the adjudication of incompetency or insanity, Bankruptcy, retirement, resignation, expulsion, dissolution or liquidation, as the case may be, of such Person.

“Initial Capital Contribution” means the amount of a Member’s Capital Contribution contributed on the date of such Member’s admission to the Company as a Member.

“Interest” means the entire ownership interest of a Member in the Company represented by Shares and/or Preferred Shares at any date of determination, including the right of such Member to any and all benefits to which a Member may be entitled as provided in the Law, the Articles of Organization and in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement, the Articles of Organization and the Law.

"Interest Holder" means any person who holds a Membership Interest or Preferred Membership Interest, whether as a Member or as an unadmitted assignee of a Member.

“Issuance Notice” shall have the meaning ascribed to such term in Section 3.05.

“Law” means the Colorado Limited Liability Company Act, as amended, which is located in Article 80 of Title 7 of the Colorado Revised Statutes or the corresponding provisions of any succeeding law.

“Loss” means the loss of the Company, as determined under Section 703 of the Code.

“Major Action” means any action, event or transaction that involves, directly or indirectly, any of the following:

a.

Amend, repeal or change, directly or indirectly, any of the provisions of the Certificate of Organization or this Operating Agreement.

b.

Authorize or effect the sale, lease, license, abandonment or other disposition of all or any substantial portion of the assets of the Company.

c.

Authorize or effect the merger or consolidation of the Company with any other Person; or enter into any joint venture or partnership with any other Person.

d.

Acquire any Person or any substantial portion of the assets of another Person.

e.

Guarantee or become liable in any way as surety for, or pledge or hypothecate any assets of the Company as security for, any liability or obligation of any other Person.

f.

Enter into any contract, agreement, transaction or commitment with any Related Party.

g.

Pay or declare any dividends, or purchase, redeem or otherwise acquire any Interest, or make any other distribution of any property to any Interest Holder.

h.

Make any loans or extension of credit to any Related Party.

i.

Issue any additional Interests as well as any right to acquire an Interest in the Company or admit additional Members.

j.

Pay or commit to pay any salary, bonus or other compensation to a Related Party.

k.

Liquidate, dissolve, or effect a recapitalization or reorganization in any form of transaction, other than in connection with a Subordination Event.

l.

Create, incur or assume any debt, except debt incurred in the ordinary course of business; or create or suffer any lien against any of the property of the Company.

“Majority Interest” means more than 50% of the outstanding Membership Interests.

“Majority Vote” means the affirmative vote of the Members holding a Majority Interest.

“Managing Member” means any Person or Persons whose name is set forth on Exhibit C hereto or any Person who becomes a Managing Member pursuant to Article VI of this Agreement.

“Member” or “Members” means any Person or Persons whose name is set forth on Exhibit A hereto or any other Person or Persons that becomes a substitute or additional Member pursuant to Article IX of this Agreement, including the Managing Member but only to the extent the Managing Member purchases or otherwise acquires all or a portion of a Share or Shares.

“Notification” means a writing containing the information required by this Agreement to be communicated to any Person, sent by mail, postage prepaid, to such Person at the address of such Person as shown by the records of the Company on the date of the giving of Notification; provided, however, that any communication containing such information sent to such Person and actually received by such Person shall constitute Notification for all purposes under this Agreement.

“Officer” means any individual appointed by the Managing Member(s) as an officer of the Company pursuant to Article VIII of this Agreement.

“Ownership Percentage” means that percentage calculated as to a given Member by dividing the number of Shares and Preferred Shares owned by such Member by the total number of Shares and Preferred Shares issued and outstanding and multiplying such quotient by 100.

“Person” means an individual, partnership, corporation, trust or other entity.

“Preferred Interest” means a Preferred Interest in the Company issued by the Managing Member(s) in accordance with Section 3.05.

“Preferred Member” means a Person holding Preferred Shares representing a Preferred Interest.

“Preferred Shares” means a Preferred Interest in the Company issued by the Managing Member(s) in accordance with Section 3.05.

 “Profits” means the income of the Company, as determined under Section 703 of the Code.

“Shares” means an Interest in the Company representing an aggregate Capital Contribution determined by the Managing Member(s) (or such other amount as contemplated by Section 3.04) to the Company by a Member who originally acquired such Interest, as described in Section 3.05.

ARTICLE II

ORGANIZATION

Section 2.01.  Formation.  The Managing Member and each Member whose name is set forth on Exhibit A hereto, as the Members make, adopt and execute this Agreement.  The rights and liabilities of the Members are as provided in the Law, except as otherwise expressly provided herein.

Section 2.02.  Name, Place of Business and Office.

(a)

The business of the Company shall be conducted under the name “Doc Holliday Casino” or such other name as the Managing Member(s) shall hereafter designate in writing to the Members to the extent permitted by law.

(b)

The principal office of the Company shall be at 5455 Spine Road, Suite “C”, Boulder, CO  80301.  The Managing Member may at any time change the location of such offices and may establish such additional offices as deemed advisable.  Notification of any change in location shall be given to the Members as soon as practicable after such change.

(c)

The registered office of the Company and the name and address of the registered agent for service of process in the State of Colorado shall be Global Casinos, Inc., c/o Clifford L. Neuman, President; 1507 Pine Street, Boulder, CO  80302.  The Company shall maintain at its registered office the documents required pursuant to C.R.S. § 7-80-411.

Section 2.03.  Term.  The term of the Company shall commence upon the filing of the Articles of Organization with the Colorado Secretary of State and shall continue until dissolution, termination or liquidation of the Company pursuant to the provisions hereof, unless thereafter continued as may be set forth in the Articles of Organization or this Agreement.

Section 2.04.  Names and Addresses of Members.

(a)

The initial Managing Member of the Company is Global Casinos, Inc., 5455 Spine Road, Suite “C”, Boulder, CO  80301.

(b)

The names and addresses of each Member, the number of Shares purchased by each Member, and the Initial Capital Contribution of each Member shall be set forth in Exhibit A attached hereto.  If additional Persons are to be admitted to the Company as Members as permitted under this Agreement or if a Member withdraws or is removed as a Member pursuant to the provisions hereof, Exhibit A attached hereto shall be appropriately amended to reflect the names and addresses, the Shares purchased or transferred (as the case may be) and the Initial Capital Contribution if any, of each other Member.

Section 2.05.  Title to Company Property.  No real or other property of the Company shall be deemed owned or leased by the Members individually, but shall be owned by, and title shall be vested solely in, the Company.

Section 2.06.  Effective Date.  The effective date of this Operating Agreement shall be June 15, 2007.

Section 2.07.  Other Instruments.  Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Operating Agreement.

Section 2.08.  Purpose.  The purpose and nature of the business of the Company is:

(a)

to engage in any business activities permitted under the Law; and

(b)

to perform any acts to accomplish the foregoing purposes or incidental thereto, including investment of excess cash in investments pending its expenditure.

Section 2.09.  Powers of the Company.  In furtherance of the purpose of the Company as set forth in Section 2.08, the Company shall have the power and authority to take in its name all actions necessary, useful or appropriate in the Members’ discretion to accomplish its purpose, including, but not limited to, the power:

(a)

to conduct its business, carry on its operations and have and exercise the powers granted by the law in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

(b)

to make contracts and guarantees and to incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations and secure any of its obligations by mortgage or pledge of all or any part of its property, franchises and income;

(c)

to purchase, take, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in and with real or personal property, or interests therein, wherever situated;

(d)

to sell, convey, assign, encumber, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets;

(e)

to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(f)

to lend money for its proper purposes, to invest and reinvest its funds, to take and hold real and personal property for the payment of funds so loaned or invested;

(g)

to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(h)

to elect the Managing Member(s) as specifically provided herein and appoint agents of the Company, and define their duties and fix their compensation;

(i)

to make and alter operating agreements, not inconsistent with the Articles of Organization or with the laws of the State of Colorado, for the administration and regulation of its affairs;

(j)

to indemnify a Member, Managing Member or officer or a former Member, Managing Member or officer, and to make any other indemnification that is authorized by the Articles of Organization or by this Operating Agreement in accordance with the Law;

(k)

to cease its activities and surrender its certificate of organization;

(l)

to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Company is organized;

(m)

to become a member of a general partnership, limited partnership, joint venture or similar association or any other limited liability company; and

(n)

to lend money to and otherwise assist the Members and employees of the Company as provided in this Operating Agreement.

ARTICLE III

MEMBERS AND CAPITAL

Section 3.01.  Contributions to Capital.  The capital of the Company shall be contributed by the Persons listed on Exhibit A, as initial Members.

(a)

The Managing Member(s), in their sole discretion, may, but are not obligated to, make cash contributions to the capital of the Company from time to time.

(b)

The Initial Capital Contributions of each Member to the Company are or shall be as set forth opposite such Member’s name in Exhibit B attached hereto. The Members shall not be obligated to make additional capital contributions to the Company.

(c)

No Member is entitled to the return of all or any part of such Member’s Capital Contribution, except as provided in this Agreement, and no Member shall have the right to bring an action for partition against the Company with respect to the Company assets.

(d)

Except as expressly provided herein under Article IV, the Members shall not receive interest on their cash Capital Contributions subsequent to their admission to the Company.

(e)

Under circumstances requiring a return of any Capital Contribution, no Member shall have the right to receive property other than cash.  Except as expressly provided in this Agreement, no Member shall have priority over any other Member with respect to a return of such Member’s Capital Contribution or distributions of Disbursable Cash.  Each Member shall look solely to the assets of the Company for the return of such Member’s Capital Contributions, and if the assets of the Company are insufficient to return such Member’s Capital Contributions, such Member shall have no recourse against any other Member or Person for that purpose.

Section 3.02.  Capital Accounts.  The Company shall maintain a separate Capital Account for each Member and shall furnish each Member with a statement of such Member’s Capital Account as of the close of each fiscal year.  The Capital Account of each Member shall be equal to the sum of such Member’s Capital Contribution increased by (a) any additional payments of Capital Contributions by such Member and (b) Profits and gains allocated to such Member pursuant to Section 4.04.  From such Capital Account there shall be deducted (i) the amount of all cash distributions to such Member pursuant to Article IV, and (ii) Losses and deductions allocated to such Member pursuant to Section 4.04 and such Member’s allocable share of any expenditures described in Section 705(a)(2)(b) of the Code, and (iii) the fair market value of any property net of liabilities distributed to such Member.  In the event of a distribution of property to a Member, whether in liquidation or otherwise, the Capital Accounts shall be adjusted to reflect the gain or loss which would have been recognized if such property had been sold for its fair market value on the date of distribution.  The Capital Accounts shall be further adjusted to the extent required by Treasury Regulation Section 1.704-1.

Section 3.03.  Limited Liability.  No Member shall have any personal liability in such Member’s capacity as a Member, whether to the Company, to any of the Members, to the Managing Member(s) or to the creditors of the Company, for the debts, liabilities, contracts or any other obligations (including any judgments, decrees or orders of a court) of the Company or for any Losses of the Company, except to the extent of such Member’s Capital Contribution, including the Member’s agreement to indemnify another Member who serves as a guarantor of any Company indebtedness as described on Exhibit B hereto,  and the principal amount of any irrevocable letter of credit, and undistributed Profits as set forth under the Law.  A Member shall be liable only to make such Member’s Capital Contribution and shall not be required to lend any funds to the Company.

Section 3.04.  Additional Members.  From the date of the formation of the Company, any Person acceptable to the Managers  may upon the majority vote of the Managers become a Member in this Company either by the issuance by the Company of Membership Interests for such consideration as the Managers shall determine, or as a transferee of a Member's (or Preferred Member's) Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement. Admission of additional Members and/or Preferred Members shall be accomplished by the issuance of Membership Interests or Preferred Membership Interests in the form of Shares or Preferred Shares in such numbers and for such consideration as the Managing Member(s) shall determine by a Unanimous Vote.  No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Managers may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

Section 3.05

Admission of Preferred Members.  The Managers may upon a unanimous vote admit any person as a Preferred Member by issuing such person a Preferred Interest.  The description of such Preferred Interest, including without limitation, the allocations to such Preferred Member Capital Interest, any preferences in distributions, allocations of income and expenses, profits and losses, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of transfer of such Preferred Interest, shall be as set forth in a resolution adopted by the

Managers and in amendments to this Agreement.  The Managers may establish a series of such Preferred Interest and issue Preferred Interests of such series.

The Managers are expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of Preferred Interests, to set or change any one or more respects the designation of a series, or the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of transfer of such Preferred Interest or series of Preferred Interests.  The authority of the Managers with respect to each Preferred Interest or series of Preferred Interests shall include, but not be limited to, setting or changing the following:

(a)

the distinctive serial designation of such Preferred Interests and the amount of such Preferred Interest constituting such series;

(b)

the annual distribution rate on Preferred Interests of such series, whether distributions shall be cumulative and, if so, from which date or dates;

(c)

whether the Preferred Interests of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such Preferred Interests shall be redeemable, and the amount per Preferred Interests payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d)

the obligation, if any, of the Corporation to redeem or repurchase Preferred Interests of such series pursuant to a sinking fund;

(e)

whether Preferred Interests of such series shall be convertible into, or exchangeable for, Membership Interests, and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)

whether the Preferred Interests of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g)

the rights of the Preferred Interests of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and

(h)

the allocation of Capital Interests to such series of Preferred Interests;

(i)

the effect that income and losses from specific sources shall have on such Preferred Members' Capital Accounts;

(j)

allocations to such series of specific sources of income and loss;

(k)

the right to distributions from specific sources;

(l)

any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The Preferred Interests of any one series shall be identical with each other in all respects except as to the dates from and after which distributions thereon  shall cumulate, if cumulative.  The Managing Member(s) may by a Majority Vote admit as substituted or additional Members those other Persons acquiring Interests represented by the Shares as the Managing Member may accept pursuant to Article IX, and Exhibit A will be amended to reflect any other Persons as substituted Members.  No Member shall have a preemptive right to subscribe for or purchase additional shares.

Section 3.06.  Interests.  The Interests in the Company of the Members shall be represented by a Share or Shares or Preferred Share or Preferred Shares (or fractions thereof) held by such Members.  The Managing Member(s) shall be authorized  to issue Membership Interests and Preferred Membership Interests represented by an aggregate of up to 10,000,000 Shares and Preferred Shares, which shall be deemed the authorized capital of the Company (“Authorized Capital”). The Authorized Capital may be increased from time to time beyond the limits set forth herein by unanimous vote of the Managing Member(s) and Majority Vote of the Members, voting as a group. Each Member’s respective Shares or Preferred Shares in the Company is set forth on Exhibit B attached hereto.  By their execution of this Operating Agreement, each Member hereby votes and agrees that its votes, consents and actions pursuant to the Articles of Organization, this Operating Agreement and the Law shall be counted and determined as provided in this Operating Agreement.  The Members hereby agree that each Share shall entitle the Member possessing such Share:

(a)

to one vote on matters on which the Members may vote under the Articles of Organization, this Operating Agreement and/or the Law; and

(b)

subject to Articles IV and X, to an equal proportionate share based on the number of Shares held by a Member of the Company’s Profits, income, gains, Losses, deductions, credits and Disbursable Cash.

Voting rights to be exercised by Members holding Preferred Interests shall be determined by the Managing Member(s) in authorizing and designating the series of Preferred Interest so held.

Each Member hereby agrees that such Member’s interest in the Company and in such Member’s Shares shall for all purposes be deemed a personal interest and shall not be deemed realty or any interest in the Company’s real or personal property or assets of any kind.

ARTICLE IV

EXPENSES; ALLOCATIONS AND DISTRIBUTIONS

Section 4.01.  Organizational Expenses.  On or as soon as practicable after the execution of this Agreement, the Company shall reimburse the Managing Member(s) and their Affiliates for organizational expenses incurred in connection with the formation and organization of the Company.

Section 4.02.  Operating and Maintenance Expenses.  All of the operating and maintenance expenses of the Company, including, among other things, salaries, utilities, improvements, repairs, legal, auditing and accounting expenses and the expenses of preparing and distributing reports to the Members, shall be billed directly to and paid by the Company, unless the Managing Member(s) requested such services on behalf of the Company in which case the Managing Member(s) may pay for such services and be reimbursed therefor.  Subject to Section 4.01, the Managing Member(s) or any of their Affiliates shall be reimbursed for actual and allocable expenses incurred for services to the Company, including, among other things, salaries, utilities, improvements, repairs, legal, auditing, accounting, duplicating and other services, and Company reports and communications to the Members.

Section 4.03.  Distribution of Cash Flow.

(a)

Net Cash Flow of the Company shall be paid to the Members on a pro-rata basis in the percentage proportion of their Interest, as adjusted in accordance with the provisions of this Agreement.

(b)

The "Net Cash Flow" of the Company shall mean, for purposes of this Agreement, all revenues generated by the Company from Company properties or Company activities (excluding, however, capital contributions to the Company) less all cash expenditures for the debts and expenses of the Company, principal payments on any indebtedness of the Company, capital expenditures and reasonable reserves otherwise required for the Company business.  Except as herein provided, the Company shall retain only such amounts of cash as may be reasonably required to carry on its activities and satisfy its obligations and expenses as described herein, such amount to be determined by the Managers from time to time.

Expenses of the Company shall include, without limitation, contingency reserves, insurance and bonding charges, and the expenses of the Company's business, including, without limitation, employee salaries, management fees, costs of inventory, fees to governmental entities, real and personal property taxes, assessments, legal and accounting expenses, maintenance expense, interest and principal expense, commissions, loan fees and loan closing costs, advertisement, and any other expenses required to be incurred or paid by the Company to effect the purpose hereof which are reasonable in amount and are properly chargeable against the income derived from the Company's business in accordance with generally accepted accounting principles applied on a consistent basis.

(c)

Unless the loan documents provide otherwise, the full amount of any loan made by a Member to the Company will be deemed to be a current operating expense and must be repaid in full before the Company will have Net Cash Flow for payment or distribution to Members.

(d)

Cash flow shall be distributed at such time or times as the Managers shall determine in their sole discretion in accordance with each Member's Capital Interest; provided, however, that the Managers must distribute funds from the Company's Cash Flow or from its Reserves, no less often than annually, to the Members in proportion to their Capital Interests, in an amount equal to the product of (a) the Company's taxable income for such Fiscal year as determined for federal income tax purposes and (b) the highest combined federal, state, and local income tax rates for an individual resident of the State of Colorado (regardless of the actual tax rates of the Members).

Section 4.04

Limitation Upon Distributions.  No distribution or return of capital contributions may be made and paid if, after the distribution or return of a capital contribution, either (a) the Company would be insolvent; or (b) the net assets of the Company would be less than zero.  The Manager may base a determination that a distribution or return of a capital contribution may be made under this section in good faith reliance upon a balance sheet and profit and loss statement of the Company represented to be correct by the person having charge of its books of account or certified by an independent public or certified public accountant or firm of accountants to fairly reflect the financial condition of the Company.

Section 4.05.  Allocation of Profits and Losses.

(a)

Except as otherwise provided in this Agreement, Profits, gains,  and credits for tax and accounting purposes shall be allocated pro rata in accordance with the Members' then current percentage ownership of shares for such period calculated pursuant to Section 3.04.  Losses and deductions shall be allocated pro rata in accordance with the Members’ Capital Accounts. In a taxable year in which any Member has a Capital Account with a negative balance attributable in whole or part to non-recourse deductions, then, before any other allocations are made under this Section 4.04, the Members whose Capital Accounts have a negative balance shall be allocated gain or income of the Company in an amount sufficient to constitute a minimum gain chargeback as described in Treasury Regulations promulgated under Section 704 of the Code and to the extent a Member has a Capital Account with a negative balance in excess of such Member’s share of minimum gain, such Member shall be allocated gain or income in an amount equal to the excess of such Member’s Capital Account negative balance over such Member’s share of minimum gain.

(b)

In any taxable year in which the Interests of the Members in the Company may change ownership, the Members’ interest in Profits, Losses, gains, deductions and credits or any item thereof and Disbursable Cash shall be determined by taking into account their varying interests during the taxable year as described in Section 706 of the Code and any proposed or final Treasury Regulations promulgated thereunder.  In so doing, the Members intend that their varying interests be based upon the number of days of the taxable year each Member owned such Member’s Interests rather than upon the actual results of the Company’s operations.

(c)

Except as provided in Section 4.04(d), upon liquidation of the Company pursuant to Section 10.03, all gain recognized by the Company upon the sale of Company property, shall be allocated pro rata in accordance with the Members' then current ownership of shares.

(d)

It is the intent of the Members that each Member’s distributive share of Profits, gains, Losses, deductions or credits (or items thereof) shall be determined and allocated in accordance with this Section to the fullest extent permitted by Section 704(b) of the Code.  In order to preserve and protect the determination and allocations provided for in this Section 4.04, the Managing Member(s) are authorized and directed to allocate Profits, gains, Losses, deductions or credits (or items thereof) arising in any year differently than otherwise provided for in this Section if, and to the extent that, allocating Profits, gains, Losses, deductions or credits (or item thereof) in the manner provided for in this Section 4.04 would cause allocations of each Member’s distributive share of Profits, gains, Losses, deductions or credits (or items thereof) not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder.  Any allocations made pursuant to this Section 4.04(d) shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Member shall be required.

(e)

In making any allocation (the “new allocation”) under Section 4.05(d), the Managing Member(s) are authorized to act only after having been advised by counsel to the Managing Member(s) or counsel to the Company that, under Section 704(b) of the Code and the Treasury Regulations thereunder, (i) the new allocation is necessary, and (ii) the new allocation is the minimum modification of the allocations otherwise provided for in this

Section 4.05 necessary to assure that, either in the then current year or in any preceding year, each Member’s distributive share of Profits, gains, Losses, deductions or credits (or items thereof) is determined and allocated in accordance with this Section 4.04 to the fullest extent permitted by Section 704(b) of the Code and the Treasury Regulations thereunder.

ARTICLE V

RIGHTS, POWERS AND DUTIES OF THE MANAGING MEMBER(S)

Section 5.01.  Management and Control of the Company.

(a)

Subject to the Consent of the Members where required by this Agreement, the Managing Member shall have the full and exclusive right to manage and control the business and affairs of the Company and to make all decisions regarding the business and affairs of the Company, including the power to make, alter, amend and revoke contracts and borrow funds.  Except as provided in Section 5.03 or unless otherwise provided herein, the Managing Member(s) (if more than one) shall act by majority vote on all matters.  The Managing Member shall have all of the rights, powers and obligations of a manager as provided under the Law and any other laws of the State of Colorado.

(b)

The management of the Company’s business shall be vested solely in the Managing Member as manager(s) elected by the Members.  The Members hereby elect the Managing Member as the manager(s), and the Managing Member shall continue as such until the earlier of the date the respective Managing Member resigns or the date of removal by the Members in accordance with the provisions hereof.  The management decisions of the Company shall be determined by the Managing Member.  In order to expedite the handling of the Company’s business, (i) any document executed by the Managing Member while acting in the name and on behalf of the Company shall be deemed to be the action of the Company as to any third parties (including the Members as third parties for such purpose) and (ii) the Managing Member may appoint officers of the Company pursuant to Article VIII with such powers as specified therein.

(c)

Except as specifically set forth in this Agreement, no Member shall participate in the management of or have any control over the Company’s business.  No Member shall have the power to represent, act for, sign for or bind the Company nor shall any Member have the power to represent, act for, sign for or bind the Managing Member.  The Members hereby agree to the exercise by the Managing Member of the powers conferred by this Agreement.

(d)

Each Managing Member, as Managing Member(s), shall hold office until the Managing Member(s) withdraws pursuant to the provisions hereof or earlier upon removal as provided in Section 6.02.  Any successor Managing Member or Managing Member(s) shall hold office until a successor has been elected and qualified.

(e)

The number of Managing Member(s) shall be not less than one, or more than five.

Section 5.02.  Authority of the Managing Member(s).

(a)

In addition to any other rights and powers which the Managing Member(s) may possess under this Agreement and the Law, the Managing Member(s) shall, except to the extent otherwise provided herein, have all specific rights and powers required or appropriate to its management of the Company business which, by way of illustration but not by way of limitation, may include the following rights and powers:

(i)

to execute, in furtherance of any and all of the purposes of the Company, any and all agreements, contracts, documents, certifications, deeds, mortgages, deeds of trust, bills of sale and other instruments deemed by the Managing Member to be necessary or convenient in connection with the construction, development, maintenance and operation of the alcohol monitoring equipment and the business of the Company;

(ii)

to protect and preserve the title and interest of the Company with respect to the assets of the Company, to collect all amounts due to the Company, and otherwise to enforce all rights of the Company, and in that connection to retain counsel and institute such suits or proceedings, in the name and on behalf of the Company, or, if the Managing Member shall so determine, in the name of the Members;

(iii)

to the extent that funds of the Company are available, to pay all debts and obligations of the Company and to make all distributions periodically to the Members, out of the Company account and in accordance with the provisions of this Agreement;

(iv)

to advance funds or to borrow funds on behalf of the Company for maintaining Company operations and to guarantee the repayment of such borrowed funds;

(v)

to purchase, at the expense of the Company, liability and other insurance to protect the Company properties and business;

(vi)

on behalf of the Company, to engage such firm of independent certified public accountants as is selected by the Managing Member(s);

(vii)

to open and maintain Company accounts on behalf of the Company with any bank in the United States having assets in excess of $10,000,000 and to designate and change signatories on such accounts, provided that the funds of the Company may not be commingled with funds owned by or held on behalf of the Managing Member(s) or any partnership or other entity in which they have an interest;

(viii)

to invest such funds as are temporarily not required for investment in the business of the Company, including the Company’s working capital, in U.S. obligations and insured financial institutions;

(ix)

act as fiscal agent for the Company, maintaining books and records and providing reports to the Members regarding the financial and operational status of the Company’s business;

(x)

undertaking and coordinating a risk management program with respect to the assets of the Company and the operations of the Project; and

             (xi)

take any Major Action.

(b)

Any Person dealing with the Company or the Managing Member may rely upon a certificate signed by the Managing Member, thereunto duly authorized, as to:

(i)

the identity of any Managing Member or any Member;

(ii)

the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by a Managing Member or which are in any other manner germane to the affairs of the Company;

(iii)

the Persons who are authorized to execute and deliver any instrument or document on behalf of the Company; or

(iv)

any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

Section 5.03.  Restrictions on the Authority of the Managing Member.  Without the Consent of all the Managing Member(s) (if more than one), the Managing Member shall not have the authority to:

(a)

do any act in contravention of this Agreement;

(b)

do any act which would make it impossible to carry on the ordinary business of the Company;

(c)

confess a judgment against the Company;

(d)

possess Company property or assign its rights in specific Company property for other than a Company purpose;

(e)

admit a Person as a Managing Member, except as provided in this Agreement;

(f)

admit a Person as a Member, except as provided in this Agreement;

(g)

continue the business of the Company upon Incapacity of the Managing Member(s), except as provided in this Agreement;

(h)

except as otherwise expressly provided herein, lease, sell, abandon or otherwise dispose of at any one time all or substantially all of the assets of the Company; or

(i)

elect to dissolve the Company, except as provided in this Agreement.

Section 5.04.  Duties and Obligations of the Managing Member(s).

(a)

The Managing Member(s) shall use their best efforts to take all actions which may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the Law and for the acquisition and holding of the Company assets, in accordance with the provisions of this Agreement and applicable laws and regulations.

(b)

The Managing Member(s) shall devote to the Company such time as shall be necessary to conduct the business and affairs of the Company.

(c)

The Managing Member(s) shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Company and shall not employ or permit another to employ such funds or assets in any manner, except for the exclusive benefit of the Company.  Except as so provided, the Company’s funds shall not be commingled with the funds of any other Person.

(d)

The Managing Member(s) shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) all federal state and local tax returns required to be filed by the Company.  The Managing Member(s) shall, to the extent that Company funds are available, cause the Company to pay any taxes payable by the Company.

Section 5.05.  Compensation of the Managing Member(s) and Reimbursement of Expenses.

(a)

Except as provided in this Agreement, unless otherwise determined by the Managing Member(s), the Managing Member(s) shall not, in their capacity as Managing Member(s), receive any salary or fees from the Company. Nothing contained in this Agreement shall preclude a Managing Member from serving as an officer or employee of the Company and receiving compensation for such services.

(b)

The expenses to be paid by the Company shall include, but not be limited to: (i) all costs of personnel employed or retained by the Company and involved in the business of the Company; (ii) all costs of borrowed money, taxes and assessments on the Company properties and other taxes applicable to the Company; (iii) legal, audit, accounting and other fees; (iv) recording of documents relating to the issuance of or evidencing ownership of the Company Interests or in connection with the business of the Company; (v) all costs of finalizing any patents on alcohol monitoring equipment or processes, whether applied for currently or not, and whether in the United States or any other country; (vi) the cost of insurance as required in connection with the business of the Company; (vii) expenses of organizing, revising, amending, converting, modifying or terminating the Company; (viii) costs of any accounting, statistical or bookkeeping equipment necessary for the maintenance of the books and records of the Company; and (ix) the cost of preparation and dissemination of the informational material and documentation relating to potential sale, refinancing or other disposition of the Company property.

(c)

The Company may pay to any Member or Person a salary or fees as compensation for their services rendered to the Company.  Such salary or fees shall be treated as an expense of the Company and shall not be deemed to constitute distributions to the recipient of any Profit, Loss or capital of the Company.

(d)

Each Managing Member shall be reimbursed for the actual and reasonable expenses incurred by the Managing Member in representing the Company.

Section 5.06.  Other Businesses of Members.  Any Member or Managing Member and any Affiliate of any Member or Managing Member may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others.  Neither the Company nor any Member by virtue of such Member’s status as a Member shall have any rights or obligations in or to such ventures or the profits or losses derived therefrom.  Except for Members who are employees or officers of the Company, such ventures may be in direct or indirect competition with the business of the Company.

Section 5.07.  Presentation of Tax Status.  The Managing Member(s) shall have the right (upon notice to all Members but without the Consent of any Member) to take such steps as the Managing Member(s) determine are advisable or necessary in order to preserve the tax status of the Company as a partnership for federal income tax purposes.

Section 5.08.  Regular Meetings.  A regular meeting of the Managing Member(s) shall be held without the requirements of any other notice immediately after, and at the same place as, an annual meeting of the Members.  The Managing Member(s) may provide, by resolution, the time and place, either within or without the State of Colorado, for the holding of additional regular meetings without other notice than such resolution.

Section 5.09.  Special Meetings.  Special meetings of the Members or the Managing Member(s) may be called by or at the request of any Managing Member.  The person or persons calling the special meetings of the Members or Managing Member(s) may fix any place, either within or without the State of Colorado, as the place for holding any special meeting of the Members or the Managing Member(s).  Written notice of any special meeting of the Members or the Managing Member(s) shall be given to the Managing Member(s) or Members, as the case may be, at least 24 hours prior to the meeting.  The Managing Member(s) or Members, as the case may be, may waive notice of any meeting.  The attendance of the Managing Member(s) or Members, as the case may be, at any meeting shall constitute a waiver of notice of such meeting, except where the Managing Member(s) or Members, as the case may be, attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members or the Managing Member(s) need be specified in the notice or waiver of notice of such meeting.  When any notice is required to be given to the Managing Member(s) or Members, as the case may be, a waiver thereof in writing signed by the Managing Member(s) or Members, as the case may be, whether before, at, or after the time stated therein, shall constitute the giving of such notice.

ARTICLE VI

WITHDRAWAL OR REMOVAL OF THE MANAGING MEMBER(S)

Section 6.01.  Voluntary Withdrawal of the Managing Member(s); Other Matters.

(a)

Each Managing Member may withdraw as Managing Member upon giving notification no less than 60 days prior to such proposed withdrawal to all Members that it proposes to withdraw.  Upon any such withdrawal, the remaining Managing Member(s) shall propose a successor Managing Member.  In the event there are no remaining Managing Member(s), each Member shall have the right to propose a successor Managing Member(s).

(b)

The Consent of all of the remaining Managing Member(s) and more than 50% in Interest of the Members voting as a group shall be required for the approval of any successor Managing Member appointed pursuant to this Section 6.01.

(c)

Any Managing Member who has withdrawn pursuant to this Section 6.01 shall cooperate fully with the successor Managing Member so that the responsibilities of the withdrawn Managing Member may be transferred to the successor Managing Member with as little disruption to the business and affairs of the Company as practicable.

(d)

For all purposes hereunder and under the Law, each Member hereby Consents to the admission of any Person as an additional or successor Managing Member, whose admission as such has been expressly Consented to by a Majority  in Interest of the Members, prior to such admission, and no further express Consent or approval shall be required.

Section 6.02.  Removal of the Managing Member(s).

(a)

A Managing Member may be removed as Managing Member by the Consent of a Majority in Interest of the Members for the following reasons:

(i)

immediately, without notice, in the event of conclusive evidence of gross negligence or dishonesty in the performance of the duties of the Managing Member(s);

(ii)

upon 30 days’ prior written notice, if not cured within such time, of a material breach by the Managing Member of this Agreement; and

(b)

If a sole Managing Member is removed as Managing Member pursuant to this Section 6.02 or if a sole Managing Member withdraws pursuant to Section 6.01, the Company shall be dissolved, unless, prior to the date upon which such removal or withdrawal is to be effective, the following shall have been satisfied:

(i)

a majority of the Members shall have given their Consent to the continuation of the business of the Company and to the appointment of a successor Managing Member;

(ii)

except as provided in Section 6.05, the removed Managing Member shall have been released from all obligations under this Agreement by instruments in form and substance satisfactory to the removed Managing Member whose approval thereof shall not be unreasonably withheld;

(iii)

The Capital Contribution, if any, of the removed Managing Member, reduced by any amounts received by such Managing Member pursuant to interests in the Profits, Disbursable Cash or amounts paid it from proceeds received by the Company pursuant to the sale or refinancing or other disposition Company assets, shall have been returned to it; and

(iv)

all amounts advanced to the Company, if any, by the removed Managing Member, together with interest thereon, shall have been paid in full.

Section 6.03.  Payment of Interest.  All amounts, if any, to be paid to the withdrawing or removed Managing Member pursuant to Section 6.01(a), 6.02(b)(iii) or 6.02(iv) shall be paid on or before the date on which the withdrawal or removal is effective and, pursuant to the Law and this Agreement, within a reasonable time (but no more than 45 days after the appraisal referred to below) after withdrawal or removal such Managing Member shall receive the fair market value of the Managing Member’s interest in the Company with respect to its Shares as of the date of withdrawal or removal based upon the Managing Member’s right to share in distributions from the Company; provided, however, that in the event the immediate payment in cash would cause the Company to be insolvent or to be unable to meet its reasonably foreseeable cash requirements, the Company may deliver its promissory note for such amounts, secured by a lien upon the assets of the Company, providing for interest at the rate of per annum, and providing for monthly payments of principal and accrued interest in an amount sufficient to amortize the principal amount of such promissory note in no more than five years.  The fair market value of the withdrawing or removed Managing Member's Interest in Shares will be determined by agreement of the withdrawing or removed Managing Member and the Company, or, if they cannot agree, at a price equal to the average appraised value determined by three independent recognized appraisers, one of which shall be selected by the Managing Member and the Company (with the consent of a Majority in Interest of the Members) and the third of which shall be selected by the first two appraisers.  Such expense of the appraisers to be borne equally by the withdrawing or removed Managing Member and the Company.

Section 6.04.  Admission of Successor Managing Member(s).

(a)

The admission of any successor Managing Member shall be effective only if and after the following conditions are satisfied:

(i)

the designation of such Person as a successor Managing Member shall occur, and for all purposes shall be deemed to have occurred, prior to the withdrawal pursuant to Section 6.01 or removal pursuant to Section 6.02 of the Managing Member, and the assumption of the duties and obligations of such Managing Member in the Company shall be effective at the time of the withdrawal pursuant to Section 6.01 or removal pursuant to Section 6.02; and

(ii)

any Person designated as a successor Managing Member pursuant to Section 6.01 or 6.02 shall have satisfied the requirements of Section 12.04.

(b)

Except as provided in Section 6.02, the Managing Member’s Interest in Shares, shall at all times be subject to the restrictions on transfer set forth in this Agreement.

Section 6.05.  Liability of a Removed or Withdrawn Managing Member.  A Managing Member who shall withdraw or be removed from the Company shall not be responsible for any obligations incurred by the Company from and after the time such withdrawal or removal shall have become effective.

Section 6.06.  Incapacity of a Managing Member.  In the event of the Incapacity of all of the Managing Member(s), the Company shall be dissolved, unless the Members shall provide for a successor Managing Member and otherwise comply with the provisions of Sections 6.02 and 6.03.

Section 6.07.  Managing Member’s Interest Upon Incapacity, Withdrawal or Removal.  Upon the Incapacity, withdrawal, resignation or removal (unless the provisions of Section 6.02(b) have not been complied within 60 days) or sale or transfer of the entire interest of a Managing Member, such Managing Member shall immediately cease to be such.  Such termination shall not affect any rights or liabilities of the Incapacitated, withdrawn, removed or terminated Managing Member as a Member.

ARTICLE VII

RIGHTS AND POWERS OF MEMBERS

Section 7.01.  Admission of New Members.  After the filing of the Company’s original Articles of Organization, a person may be admitted as an additional or substitute Member only upon the written consent of the Managing Member(s) and otherwise satisfying any applicable requirements set forth in Article IX.

Section 7.02.  Powers of Members.  Except as otherwise expressly provided herein, the powers of the Members shall include but not be limited to, with the Consent of a Majority in Interest of the Members;

(a)

the power to approve the sale, exchange or other disposition of some or all of the Company’s property when such sale, exchange or other disposition is, or is part of, a single transaction or plan; and

(b)

except as otherwise expressly provided herein, the power to dissolve the Company.

Section 7.03.  Transactions Between a Member or Managing Member and the Company.  Except as otherwise provided by applicable law, any Member or a Managing Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member or a Managing Member.

Section 7.04.  Nonrestriction of Business Pursuits of Members and Managing Member(s).  Subject to the provisions of Section 5.06 hereof, this Agreement shall not preclude or limit in any respect the right of any Member to engage in or invest in any business activity of any nature or description, including those which may be the same as or similar to the Company’s business and in direct competition therewith.  Any such activity may be engaged in independently or with other Members.  Except as provided in Section 5.06 hereof, no Member shall have the right, by virtue of the Articles of Organization, this Agreement or the relationship created hereby, to any interest in such other ventures or activities, or to the income or proceeds derived therefrom.  The pursuit of such ventures, even if competitive with the business of the Company, shall not be deemed wrongful or improper and any Member shall have the right to participate in or to recommend to others any investment opportunity.

Section 7.05.  Partition.  While the Company remains in existence, each Member agrees and waives its rights to have any Company property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Company property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.  Furthermore, each Member agrees that this Section may be pleaded as a bar to the maintenance of such action.  A violation of this provision shall entitle the non-violating Member to personally collect, from the Member violating the same, the actual attorney’s fees, costs and other damages said non-violating Member and/or the Company incur in connection therewith.

Section 7.06.  Resignations; Retirement.  A Member may not resign from the Company unless: (a) such Member has contributed the full amount of money or other consideration which constitutes such Member’s Capital Contribution as set forth on Exhibit B hereto; and (b) following the Member’s resignation, there is at least one (1) remaining Member of the Company.  The Company may recover damages for breach of this Section 7.06 if any Member violates this Section 7.06 and may offset the Company’s damages against any amount owed to a resigning Member for distributions.

Section 7.07.  Indemnification of Members and Managing Member(s).

(a)

No Managing Member of the Company shall be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Managing Member, except as to liability (i) for any breach of the duty of loyalty to the Company or its Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Managing Member(s) derived any improper personal benefit.  If Colorado law hereafter is amended to eliminate or limit further the liability of a Managing Member(s), then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each Managing Member(s) shall be eliminated or limited to the fullest extent provided or permitted by the amended Law.  Any repeal or modification of this Section 7.07(a) shall not adversely affect any right or protection of a Managing Member(s) under this Section 7.07(a), as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Section 7.07(a), prior to such repeal or modification.

(b)

The Company shall, to the fullest extent permitted by Colorado law as in effect from time to time, indemnify any Person against all liability and expense (including attorneys’ fees) incurred by reason of the fact that such Person is or was a Managing Member or Member of the Company or, while serving as a Managing Member or Member of the Company, such Person is or was serving at the request of the Company as a Managing Member or Member, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity.  Expenses (including attorneys’ fees) incurred in defending an action, suit, or proceeding may be paid by the Company in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Colorado law as determined by the Managing Member(s).  The Company may purchase and maintain insurance on behalf of any Person who is or was a Managing Member(s) or Member, employee, fiduciary, or agent of the Company against any liability asserted against and incurred by such Person in any such capacity or arising out of such Person’s position, whether or not the Company would have the power to indemnify against such liability under the provisions of this Section 7.07(b).  The indemnification provided by this Section 7.07(b) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Agreement or Articles of Organization, any agreement, vote of Members or disinterested Managing Member(s), statute or otherwise, and shall inure to the benefit of their heirs, successors, executors, and administrators.  The provisions of this Section 7.07(b) shall not be deemed to preclude the Company from indemnifying other Persons from similar or other expenses and liabilities as the Managing Member(s) or Members may determine in a specific instance or by resolution of general application.

(c)

The Company shall have authority, to the fullest extent now or hereafter permitted by the Law, or by any other applicable law, to enter into any contract or transaction with one or more of its Managing Member(s), or with any corporation, partnership, joint venture, trust, association, or other entity in which one or more of its Managing Member(s) are directors or officers, or have a financial interest, notwithstanding such relationships and notwithstanding the fact that the Managing Member(s) is present at or participates in the meeting of the Managing Member's or committee thereof which authorizes the contract or transaction.

Section 7.08.  Indemnification of Heirs, Executors and Administrators.  The indemnification provided by this Article shall continue as to a Person who has ceased to be a Managing Member(s) or Member and shall inure to the benefit of the heirs, executors and administrators of such a Person.

ARTICLE VIII

OFFICERS

Section 8.01.  Required Officers.  If the Managing Member(s) determine to elect officers, the officers of the Company shall be elected by the Managing Member(s) and shall include a President and a Secretary.  The Managing Member(s) may elect one person to be Chairman and one to be Vice Chairman.  The Managing Member(s) may also elect a Treasurer and/or one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.

Section 8.02.  Election of Officers.  The Managing Member(s), at their first meeting, shall, if they so elect, elect a President and a Secretary.  The Managing Member(s) may appoint such other officers and agents as they shall deem appropriate who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member(s).

Section 8.03.  Compensation of Officers.  The salaries of all officers and agents of the Company shall be fixed by the Managing Member(s).

Section 8.04.  Term of Office.  The officers of the Company shall hold office until their successors are chosen and qualified.  Any officer elected or appointed by the Managing Member(s) may be removed at any time by the Managing Member(s).  Any vacancy occurring in any office of the Company shall be filled by the Managing Member(s).

Section 8.05.  Duties of Chairman.   The Chairman, if any, shall preside at all meetings of the Managing Member(s) and Members at which he shall be present.  He shall have and may exercise such powers as are, from time to time, assigned to him by the Managing Member(s) and as may be provided by law.

Section 8.06.  Duties of Vice-Chairman.  In the absence of the Chairman, the Vice Chairman, if any, shall preside at all meetings of the Managing Member(s) and Members at which he shall be present.  He shall have and may exercise such powers as are, from time to time, assigned to him by the Managing Member(s) and as may be provided by law.

Section 8.07.  Duties of President.  The President shall be the chief executive officer of the Company, and in the absence of the Chairman and Vice Chairman shall preside at all meetings of the Members.  He shall have general and active management of the day to day business and affairs of the

Company and shall see that all orders and resolutions of the Managing Member(s) are carried into effect. The President shall execute bonds, mortgages and other contracts except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Managing Member(s) to some other officer or agent of the Company.

Section 8.08.  Duties of Vice-President.  If specifically authorized and directed by the Managing Member(s), the Vice President, if any, (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member(s), or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  The Vice Presidents shall perform such other duties and have such other powers as the President or the Managing Member(s) may from time to time prescribe.

Section 8.09.  Duties of Secretary.  The Secretary shall attend all meetings of the Members and record all the proceedings of the meetings of the Members in a book to be kept for that purpose.  He shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Members, and shall perform such other duties as may be prescribed by the Managing Member(s) or President.

Section 8.10.  Duties of Assistant Secretary.  The Assistant Secretary, or, if there be more than one, the Assistant Secretaries in the order determined by the Managing Member(s) (or if there be no such determination, then in the order of their election), shall, in the absence of the Secretary or in the event of his inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Managing Member(s), President or Secretary may from time to time prescribe.

Section 8.11.  Duties of Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member(s).  The Treasurer shall disburse the funds of the Company as may be ordered by the Managing Member(s), taking proper vouchers for such disbursements, and shall render to the President and the Managing Member(s), at its regular meetings, or when the Managing Member(s) so require, an account of all his transactions as Treasurer and of the financial condition of the Company.  If required by the Managing Member(s), the Treasurer shall give the Company a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Managing Member(s) for the faithful performance of the duties of his office and for the restoration to the Company, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Company.

Section 8.12.  Duties of Assistant Treasurer.  The Assistant Treasurer, or if there shall be more than one, the  Assistant Treasurers in the order determined by the Managing Member(s) (or if there be no such determination, then in the order of their election) shall if specifically authorized and directed by the Managing Member(s) or the President, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managing Member(s) may from time to time prescribe.

Section 8.13.  Indemnification of the Officers.

(a)

No Officers shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members for any act or omission performed or omitted by the Officers in good faith and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement and in the best interests of the Company; provided, that the Officers’ conduct did not constitute negligence or misconduct in the performance of its fiduciary duty to the Company.

(b)

In any threatened, pending or completed action, suit or proceeding to which any of the Officers was or is a party or is threatened to be made a party by reason of the fact that it is or was an Officer of the Company (other than an action by or in the right of the Company) involving an alleged cause of action for damages arising from the performance of his duties or obligations under this Agreement, the Company shall indemnify each of the Officers against expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding if it had determined, in good faith, that such course of conduct was in the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Officers shall have been finally adjudged to be liable for negligence or misconduct in the performance of its fiduciary duty to the Company by a court of competent jurisdiction.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Officer did not act in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Company.

(c)

In any threatened, pending or completed action or suit by or in the right of the Company, to which an Officer was or is a party or is threatened to be made a party, involving an alleged cause of action by a Member or Members for damages arising from the activities of the Officers in the performance of management of the internal affairs of the Company as prescribed by this Agreement, or by the Law, or both, the Company shall indemnify the Officers against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit if it acted in good faith and in a manner it reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which any of the Officers shall have been finally adjudged to be liable for negligence or misconduct in the performance of its fiduciary duty to the Company by a court of competent jurisdiction.

ARTICLE IX

TRANSFERABILITY OF A MEMBER’S INTEREST

Section 9.01.  Restrictions on Transfers of a Member’s Interest.

(a)

No Member shall have a right to withdraw or retire from the Company, except in connection with a dissolution of the Company or as otherwise provided for in this Agreement, nor shall any Member have a right upon any withdrawal to receive any value for such Member’s interest, except as set forth in this Agreement.  A Member’s Interest may be transferred upon the death or incapacity of that Member or by operation of law or as provided in Subsection 9.01(e) below without the written consent of the Managing Member(s), provided that the transfer is accompanied by a written instrument satisfactory in form to the Managing Member(s), accompanied by such assurance of the genuineness and effectiveness of each signature and evidence of any necessary governmental or other approvals as may be reasonably required by the Managing Member(s).

(b)

No assignee shall have the right to become a substituted Member in place of his assignor unless the Managing Member(s) have consented in writing to the substitution, which consent shall not be unreasonably withheld, and such assignee shall have satisfied the requirements of Section 12.04(d).  Notwithstanding the prior sentence but except as provided in Section 9.02, the consent of the Managing Member(s) shall not be unreasonably withheld if the assignment is a gift or an estate planning transfer to a family member, spouse or estate planning entity of the transferring Member.  In addition, the assignee must satisfy the suitability standards for original investors and such transfer must not violate the exemption from registration of the Shares under the Securities Act of 1933, as amended.  The effective date of assignments recognized by the Managing Member(s) shall be the day on which the Managing Member(s) has consented in writing to the assignment.  The Company shall amend Exhibit A attached hereto and file such amendment within 30 days of the substitution of any Member.

(c)

The transferor will pay in advance all legal, recording and accounting costs in connection with any transfer, and the cost of any tax advice, upon which the Managing Member(s) may condition its approval of such transfer.  The purchaser, transferee or assignee must represent in writing that he is acquiring the Interest of the transferring Member for his own account for investment.

(d)

Any assignment, transfer, hypothecation or sale in violation of any provision hereto shall be void ab initio.

Section 9.02.  Restrictions on Transfers.  No Interest may be sold, assigned, exchanged or otherwise disposed if such Interest, when added to the total of all other Interests sold, assigned, exchanged or otherwise disposed within the period of 12 consecutive months prior to the proposed date of sale, assignment, exchange or disposition, would in the opinion of counsel for the Company result in the termination of the Company under Section 708 of the Code.  No assignment, exchange or disposition may be made if such assignment, exchange or disposition, in the opinion of counsel for the Company or the Managing Member(s), would result in the Company being considered as association taxable as a corporation.  Furthermore, the transferring Member, at such Member’s expense, must satisfy the Managing Member(s) that the transfer or assignment will not violate applicable securities laws.

Section 9.03.  Incapacity of Members.  If a Member becomes Incapacitated, his or its guardian or conservator, or the trustee or receiver of such Member’s estate, shall have all the rights and obligations of a Member, as the case may be, for the purpose of settling or managing such Member’s estate and such power as the Incapacitated Member possessed to assign such Member’s Interests and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted Member.  The Incapacity of a Member shall not dissolve the Company.

Section 9.04.  Survival of Liabilities.  It is expressly understood and agreed that the transfer of a Member’s Interest, even if it results in the substitution of the transferee, pledgee or assignee as a

Member herein shall not release the transferor, pledgor or assignor from any liabilities to the Company which existed at the time of such transfer to the extent such transferor, pledgor or assignor was liable therefor.

Section 9.05  Creditors of a Member.  In the event of the attachment or involuntary assignment by way of a charging order of any Membership Interest, the creditor, assignee, representative, trustee or successor-in-interest thereof, as the case may be, shall be deemed solely to be an assignee of the Economic Interest of the Membership Interest and, as a result, shall be entitled solely to the right to receive a distribution, if any, to which the Membership Interest would otherwise be entitled pursuant to the provisions of this Agreement.  The Managers shall be under no obligation to declare or pay any distribution of Net Cash Flow and no creditor, assignee, representative, trustee or successor-in-interest to any Membership Interest by way of attachment or involuntary assignment as the result of any charging order shall have the right to compel through legal process or otherwise the distribution of any Net Cash Flow of the Company.  Upon any such involuntary assignment, the assignee shall not be entitled to exercise any rights of the Member, and the Member shall continue to be and shall continue to have the right to exercise all powers and authority of the Member under this Agreement.  Such assignee shall nevertheless be liable for the obligations of the Member to make or return contributions as provided in this Agreement or in the Colorado Act and shall be liable to report, and pay, the taxes, pursuant to the Code, in the same manner and in the same amounts that would be required if the assignee were a substituted Member.

ARTICLE X

DISSOLUTION

Section 10.01.  Dissolution.  The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

(a)

the filing by the Company of a voluntary petition in bankruptcy or the filing of an involuntary petition in bankruptcy against the Company which is not dismissed within 90 days;

(b)

the withdrawal, resignation or Incapacity of all of the Managing Member(s) without the admission of a successor Managing Member in compliance with the provisions hereof;

(c)

the removal of all of the Managing Member(s) without the admission of a successor Managing Member in compliance with the provisions of Section 6.02(b); or

(d)

the sale or other disposition of all of the assets of the Company.

Section 10.02.  Effect of Dissolution.  Upon dissolution, the Company shall cease carrying on as distinguished from the winding up of the Company business, but the Company is not terminated, but continues until the winding up of the affairs of the Company is completed  and the Certificate of Dissolution has be issued by the Colorado Secretary of State.

Section 10.03.  Procedure in Dissolution and Liquidation.

(a)

Winding Up.  Upon dissolution of the Company pursuant to Section 10.02 hereof, the Managing Member(s) shall immediately commence to wind up its affairs and the Managing Member(s) shall proceed with reasonable promptness to liquidate the business of the Company.

(b)

Management Rights During Winding Up.  During the period of the winding up of the affairs of the Company, the rights and obligations of the Managing Member(s) set forth herein with respect to the management of the Company shall continue.  For purposes of winding up, the Managing Member(s) shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Company assets.

(c)

Allocation of Profits and Losses.  Net income and net loss of the Company following the date of dissolution shall be determined in accordance with the provisions of this Agreement and shall be credited or charged to the Capital Accounts of each Member in the same manner as profits of the Company would have been credited or charged if there were no termination, dissolution and liquidation.

(d)

Distributions in Liquidation.  The assets of the Company shall be applied or distributed in liquidation in the following order of priority:

(i)

in payment of debts and obligations of the Company owed to third parties, which shall include any Member or its affiliate as the holder of any secured loan;

(ii)

in payment of debts and obligations of the Company to the Members; and

(iii)

to the Members in accordance with the balances remaining in the Members’ Capital Account.

While a deficit balance in a Capital Account shall reduce such Member’s right to a return of capital of the Company, a deficit balance shall not constitute an obligation of that Member to the Company to repay the amount of such deficit balance.

(e)

Non-Cash Assets.  Every reasonable effort shall be made to dispose of the assets of the Company so that the distribution may be made to the Members in cash.  If at the time of the dissolution of the Company, the Company owns any assets in the form of work in progress, notes, deeds of trust or other non-cash assets, such assets, if any, shall be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the net fair market value of the assets so distributed.

ARTICLE XI

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

Section 11.01.  Books and Records.  Except as provided in Section 2.02(c), the books and records of the Company and this Agreement together with all amendments hereto, shall be maintained by the Managing Member(s) at the principal office of the Company or at such other location designated from time to time by the Managing Member(s).  The books and records shall be available for examination by any Member or his duly authorized representative at any reasonable time during normal business hours.

Section 11.02.  Reports.  On or prior to March 15 of each year beginning in 2004, the Managing Member(s) shall cause the Company to send to each Member who was a Member at any time during the immediately preceding fiscal year, a report containing the following information: a balance sheet, statement of income, statement of the Company equity and statement of changes in financial condition in respect of such year all prepared in accordance with generally accepted accounting principles.  The Managing Member(s) will send, not later than March 15 next following the end of each fiscal year, to each Person who was a Member at any time during the fiscal year such tax information as shall be necessary for the preparation by such Member of such Member’s federal and state income tax returns.  In addition, within 30 days of each March 31, June 30, September 30 and December 30, commencing March 31, 2004, the Managing Member(s) will send to each Member an informal status report on the then current operations of the Company, including relevant financial information, status of construction and promotional activities.

Section 11.03.  Accounting Basis for Reporting Purposes; Fiscal Year.  The books and records of the Company for financial reporting purposes and for the purpose of reports to the Members will be kept on an accrual basis in accordance with generally accepted accounting principles.  The Managing Member(s) will cause the income tax returns of the Company to be prepared on the accrual basis of accounting.  The fiscal year of the Company shall be the calendar year.

Section 11.04.  Bank Accounts.  The Managing Member(s) shall maintain a Company bank account and withdrawals shall be made only in the regular course of the Company business on such signature or signatures as the Managing Member(s) may determine.  Any funds of the Company may be invested temporarily on behalf of the Company in interest-bearing accounts or invested in U.S. obligations or insured financial institutions.

Section 11.05.  Designation of Tax Matters Member.  One of the Managing Member(s) or their successors shall be designated the “Tax Matters Partner” for the purposes of the Code.  Mr. Clifford Neuman shall be designated as the initial “Tax Matters Partner.”

Section 11.06.  Expenses of Tax Matters Partner.  The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.  The payment of all such expenses shall be made before any distributions are made from Disbursable Cash.  Neither the Managing Member(s) nor any other Person shall have any obligation to provide funds for such purposes.  The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the Managing Member(s) and indemnification set forth in

Section 7.07 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

Section 11.07.  Elections.  The Managing Member(s) may cause the Company to make all elections required or permitted to be made by the Company under the Code and not otherwise expressly provided for in this Agreement or the Memorandum as the Managing Member(s) believes will be most advantageous to a majority in Interest of the Members.

ARTICLE XII

AMENDMENTS

Section 12.01.  Proposal and Adoption of Amendments Generally.  This Agreement may be amended by the Managing Member(s) without the approval of the Members to cure any ambiguity, to correct or supplement any provision of this Agreement which may be inconsistent with any other provision of this Agreement, or to make provisions which will not be inconsistent with the provisions of this Agreement, or to add to the representations, duties or obligations of the Managing Member(s), or to surrender any right or power granted to the Managing Member(s) herein, for the benefit of the Members.

Section 12.02.  Other Amendments.  The Managing Member(s) or the Members owning Interests representing 25% or more of the Shares then outstanding may submit to the Members the text of any proposed amendment to this Agreement, the proposed effective date thereof, and a statement of the purpose of such amendment.  The Managing Member(s) may include a statement of its views with respect to the proposed amendment.  Except as provided in Sections 7.02 and 12.03, such amendment shall be adopted if it has been Consented to by the Members owning Interests representing 51% or more of the Shares then outstanding.

Section 12.03.  Restrictions on Power to Amend.  No amendment shall be made to this Agreement which would:

(a)

modify the limited liability or enlarge the obligations or reduce the number of Interests of any Member under this Agreement without the Consent of such Member;

(b)

diminish the rights or benefits to which the Managing Member(s) is entitled under this Agreement without the Consent of the Managing Member(s);

(c)

modify the provisions of Article IV without the Consent of each Member;

(d)

amend the provisions of Article VI without the Consent of the Managing Member(s); or

(e)

amend Section 5.03, this Article XII or Section 13.02 without the Consent of all Members.

Section 12.04.  Amendments on Admission or Withdrawal of Members.

(a)

If this Agreement shall be amended to reflect the admission or substitution of a Member, such amendment shall be signed by the Managing Member(s).

(b)

If this Agreement shall be amended to reflect the admission of successor Managing Member(s), such amendment shall be signed by the prior Managing Member(s) or and such successor Managing Member(s).

(c)

If this Agreement shall be amended to reflect the removal, withdrawal or Incapacity of the Managing Member(s) and the continuation of the business of the Company, such amendment shall be signed by the remaining or successor Managing Member(s).

(d)

No Person shall become a Member unless such Person shall have:

(i)

adopted and agreed to all of the terms and conditions of, this Agreement;

(ii)

if such Person is a corporation or other entity, provided to the Managing Member(s) evidence satisfactory to counsel for the Company of such Person’s authority to become a Member under the terms and provisions of this Agreement; and

(iii)

paid all reasonable expenses and legal fees of the Company and the Managing Member(s) in connection with such Person becoming a Member.

(e)

If a person pursuant to the terms of this Section or elsewhere in this Agreement does not become a member, then that person shall be treated as an unadmitted assignee and shall, except for the right to participate as a voting member, be considered an owner of an Interest in the Company.

ARTICLE XIII

CONSENTS, VOTING AND MEETINGS

Section 13.01.  Method of Giving Consent.  Any Consent required by this Agreement may be given as follows:

(a)

by a written Consent given by the consenting Member at or prior to the doing of the act or thing for which the Consent is solicited, provided that such Consent shall not have been nullified by either:

(i)

Notification to the Managing Member(s) by the consenting Member at or prior to the time of, or the negative vote by such consenting Member at any meeting held to consider the doing of such act or thing, or

(ii)

Notification to the Managing Member(s) by the consenting Member prior to the doing of any act or thing, the doing of which is not subject to approval of such meeting; or

(b)

by the affirmative vote of the consenting Member to the doing of the act or thing for which the Consent is solicited at any meeting called and held pursuant to Section 13.03 to consider the doing of such act or thing.

Section 13.02.  Voting Rights.  A Member shall be entitled to cast one vote for each Share which such Member owns and a fractional vote for each fractional Share which such Member owns:

(a) at a meeting, in person or by written proxy, or (b) without a meeting, by a signed writing directing the manner in which such Member desires that such Member’s vote be cast, which writing must be received by the Managing Member(s) prior to the date upon which the votes of Members are to be counted. Holders of Preferred Shares shall exercise such voting rights as have been determined by the Managing Member(s) in adopting and authorizing the issuance of the series of Preferred Interest represented by the Preferred Shares.

Section 13.03.  Meetings of Members.  Any matter requiring the Consent of all or any of the Members pursuant to this Agreement may be considered at a meeting of the Members held not less than 10 nor more than 60 days after Notification thereof shall have been given by the Managing Member(s) to all Members.  Notification may be given by any Managing Member at any time and shall be given by the Managing Member(s) within 10 days after receipt by the Managing Member(s) of a request for such meeting by the Members owning at least 25% in Interest.  Any such Notification shall state briefly the purpose, item and place of the meeting.  Such meeting shall be held either at the principal office of the Company or such other location as shall be specified by the Managing Member(s) or by the requesting Members.  Members may attend such meetings in person or by proxy.

Section 13.04.  Submissions to Members.  The Managing Member(s) shall give all the Members Notification of any proposal or other matter required by any provision of this Agreement or by the Law to be submitted for the consideration and approval of the Members.  Such Notification shall include any information required by the relevant provision of this Agreement or by the Law.

Section 13.05.  Record Dates.  The Managing Member(s) may set in advance a date for determining the Members entitled to Notification of, and to vote at, any meeting.  All record dates shall not be more than 60 days prior to the date of the related meeting.

Section 13.06.  Certain Rights.  The Members shall have the right to extend the term of the Company by the unanimous Consent of the Members.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.01.  Notification to the Company or the Managing Member(s).  Any Notification to the Company or the Managing Member(s) shall be to them at the principal office of the Company as set forth in this Agreement or in any subsequent Notification to all the Members.

Section 14.02.  Binding Provisions.  The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

Section 14.03.  Applicable Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

Section 14.04.  Counterparts.  This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 14.05.  Severability of Provisions.  If for any reason any provision or provisions hereof which are not material to the purposes or business of the Company are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

Section 14.06.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties.  This Agreement supersedes any prior agreement or understanding among the parties and may not be modified or amended in any manner other than as set forth herein.

Section 14.07.  Titles.  Article and Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

IN WITNESS WHEREOF, Global Casinos, Inc., a Utah Corporation as the Managing Member has executed this Agreement as of the date first above written.

Global Casinos, Inc., a Utah corporation

Managing Member

By  /s/ Clifford L. Neuman

Clifford L. Neuman, its President

EXHIBIT A

MEMBERS AND SHARES AS OF JUNE 15, 2007
Shares

Members	Number of Shares Owned
Global Casinos, Inc.	100

Agreed to and Accepted:

Global Casinos, Inc.

By:/s/ Clifford L. Neuman

Clifford L. Neuman, its President

1

EXHIBIT B

MEMBERS AND CAPITAL CONTRIBUTIONS AS OF JUNE 15, 2007

Member	Capital Contribution

Global Casinos, Inc.	$100

______________________________

Agreed to and Accepted:

Global Casinos, Inc.

By:/s/  Clifford L. Neuman

Clifford L. Neuman, its President

2

EXHIBIT C

MANAGING MEMBER

Global Casinos, Inc., a Utah corporation

______________________________

Agreed to and Accepted:

Global Casinos, Inc.

By:/s/ Clifford L. Neuman

Clifford L. Neuman, its President

3